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                                                                    EXHIBIT 23.4
PERSONAL AND CONFIDENTIAL

January 2, 1998

Board of Directors
AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, Pennsylvania 19355

Re:      Registration Statement on Form S-4 of
         McKesson Corporation

Gentlemen:

Reference is made to our opinion letter dated September 22, 1997 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of AmeriSource Health Corporation (the "Company") of the exchange ratio of 0.71 shares of Common Stock, par value $0.01 per share, of McKesson Corporation ("McKesson") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of September 22, 1997, among McKesson, Patriot Acquisition Corp., a wholly-owned direct subsidiary of McKesson, and the Company (the "Agreement").*

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - The Merger and the Merger Agreement" and "The Merger - Opinion of AmeriSource's Financial Advisor" in, and to the inclusion of the foregoing opinion as Appendix D to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.
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* The opinion letter was based on the exchange ratio referenced in Section 2.1 of the Agreement, which exchange ratio will be adjusted to 1.42 shares of McKesson Common Stock for each Share on January 5, 1998 to reflect the 2-for-1 stock split declared by McKesson on October 29, 1997.